EXHIBIT 99.2

EASTON BANCORP, INC.

December 4, 2003

Dear Shareholder:

On behalf of your Board of Directors, I am writing to tell you of a special meeting of Easton Bancorp, Inc. planned to be held in the first quarter of 2004. Notice of the meeting will come in a separate, subsequent mailing. At that meeting, you will consider an important transaction that will result in the suspension of Easton Bancorp’s reporting requirements with the Securities and Exchange Commission, and the resulting economic benefits.

The Board of Directors of Easton Bancorp, Inc. has approved a corporate reorganization commonly known as a “going private transaction”. In order to accomplish this transaction, a corporation will be chartered to merge into Easton Bancorp, Inc. As a result of the merger, shareholders who own less than 1,500 shares will receive cash for their shares in the amount of $16.29 per share. Shareholders who own at least 1,500 shares will continue to be shareholders of Easton Bancorp, Inc. Enclosed is a copy of the press release announcing the proposed plan.

The Board of Directors believes the cost of being a “public” company is not justified by the benefits given the lack of trading activity in the company’s stock. The Board of Directors believes the transaction is consistent with its vision of maintaining an independent community bank and continuing to provide quality financial services through Easton Bank & Trust. In connection with the meeting, all shareholders will receive a detailed proxy statement and other information that will fully describe the reorganization and its impact on each shareholder.

We look forward to the special meeting and hope to see you there.

Yours sincerely,

/s/ R. Michael S. Menzies, Sr.

R. Michael S. Menzies, Sr. President